News Release

Tutor Perini Continues to Strengthen Balance Sheet with an Additional $75 Million Debt Paydown

LOS ANGELES – (BUSINESS WIRE) – January 21, 2025 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil, building and specialty construction company, announced today that the Company has prepaid an additional $75 million of its Term Loan B debt. With this latest paydown, Tutor Perini has now successfully deleveraged its balance sheet by a total of $430 million over the past twelve months, with $320 million of the debt reduction due to the early paydown of the Term Loan B.

As of January 21, 2025, the remaining principal balance of the Term Loan B, after these recent paydowns, was approximately $47 million.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC).

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications
www.tutorperini.com